Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT is entered into as of November 13, 2017 (“Commencement Date”), by and between Glenn Lurie (the “Executive”) and Synchronoss Technologies, Inc., a Delaware corporation (the “Company”).

Except as otherwise provided herein, defined terms are set forth in Section 10 below.

1.                                      Duties and Scope of Employment.

(a)                                 Position.  For the term of his employment under this Agreement (the “Employment”), the Company agrees to employ Executive in the position of Chief Executive Officer (“CEO”). Following the Commencement Date, Mr. Waldis, the former CEO will assist in the transition for up to 90 days (the “Transition Period”).  Executive shall report to the Company’s Board of Directors (the “Board”).   Executive’s principal workplace shall be in Bridgewater, New Jersey, unless otherwise agreed to by the Board.

(b)                                 Obligations to the Company.    During his Employment, Executive (i) shall devote substantially all of his full business efforts and time to the Company, (ii) shall not engage in any other employment, consulting or other business activity that would create a conflict of interest with the Company, (iii) shall not assist any person or entity in competing with the Company or in preparing to compete with the Company, (iv) shall comply with the Company’s policies and rules, as they may be in effect from time to time and (v) shall comply with the Proprietary Information and Inventions Agreement. This provision shall not restrict Executive’s ability to sit on non-profit boards and, subject to Board approval, at least one corporate board.

(c)                                  No Conflicting Obligations.  Executive represents and warrants to the Company that he is under no obligations or commitments, whether contractual or otherwise, that are inconsistent with his obligations under this Agreement.  Executive represents and warrants that he will not use or disclose, in connection with his Employment, any trade secrets or other proprietary information or intellectual property in which Executive or any other person has any right, title or interest and that his Employment will not infringe or violate the rights of any other person.  Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employer.

(d)                                 Indemnification/D&O Insurance.  To the maximum extent permitted by applicable law and the Company’s by-laws, the Company shall indemnify Executive for all acts and omissions by him and any action on his part while acting in such capacity, and for losses that arise from serving at the request of the Company or a subsidiary thereof as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise.  Executive shall be covered by directors’ and officers’ liability insurance on a basis no less favorable than provided to directors and officers of the Company, including “tail” coverage.

(e)                                  Commencement Date. This Agreement shall govern the terms of Executive’s Employment effective as the Commencement Date through the Term (as defined in Section 5(a) below).

2.                                        Compensation

(a)                                 Salary.  The Company shall pay Executive as compensation for his services a base salary at a gross annual rate of not less than $750,000.00. Such salary shall be payable in accordance with the Company’s standard payroll procedures.  (The annual compensation specified in this Subsection (a), together with any increases in such compensation that the Company may grant from time to time, is referred to in this Agreement as “Base Salary.”)  The Board or its Compensation Committee shall review the Base Salary at least annually to determine whether to increase (but not decrease) the Base Salary in its discretion

(b)                                 Incentive Bonuses. Executive shall be eligible for an annual incentive bonus with a target amount equal to 120% of his Base Salary (the “Target Bonus”).  Executive’s bonus (if any) shall be awarded based on criteria established by the Board or its Compensation Committee.  Executive shall not be entitled to an incentive bonus for a fiscal year if he is not employed by the Company on the last day of the fiscal year for which such bonus is payable.  Any bonus for a fiscal year shall be paid within 2½ months after the close of that fiscal year.   The determinations of the Board or its Compensation Committee with respect to such bonus shall be final and binding.

(c)                                  Equity Grants.

(i) New Hire Stock Grant.  Executive shall receive an initial stock grant with a target value of $5.4375 million (the “New Hire Stock Grant”). This New Hire Stock Grant will consist of one-third time-based Restricted Stock Awards (“RSAs”), one-third time-based Stock Options, and one-third Performance Shares based on performance criteria established by the Board.  The number of RSAs and target number of Performance Shares granted will be based on the stock price as of the date of the grant, and the number of Stock Options granted will be based on the Black Scholes value of the stock price as of the date of the grant. All of the foregoing is subject to the approval of the Board or its Compensation Committee. The RSAs shall vest one-third per year. One-fourth of the Stock Options shall vest after the first year, and 1/48th of the total Stock Options granted shall vest every month thereafter for three years. With respect to the Performance Shares, (i) one-half of the Performance Shares shall vest upon the approval of the Board or its Compensation Committee based upon whether the Company has met the required performance metrics for the 2018 performance period (i.e., March 2019) and (ii) the remaining 50% of the Performance Shares shall vest upon the approval of the Board or its Compensation Committee based upon whether the Company has met the required performance metrics for the 2019 performance period (i.e., March 2020).  The parameters of the 2018 and 2019 Company performance shall be determined by the Board or its Compensation Committee at the time the Company’s business plan for such period is determined.

(ii) Challenge Stock Grant.  Executive shall receive an equity grant of 1 million time-based shares in the form of a Stock Option as a challenge grant (the “Challenge Grant”), with the number of Stock Options granted being based on the Black Scholes value of the stock price as of the date of the grant and with an exercise price being the stock price as of the date of the grant. The Challenge Grant shall vest on the third anniversary of the issuance of the Challenge Grant and shall expire on the seventh anniversary of the date of the grant.

(iii) Annual Equity Grant.  In addition to the above equity grants, Executive shall receive an annual equity grant based on comparable equity awards provided to CEOs at Peer Group companies (as such term is defined in the Company’s annual proxy statement), which is expected to have a target value of between $5 million and $5.5 million per year.  The equity grant, including number of shares of restricted stock granted to the Executive will be based on the stock price as of the date of the grant.

3.                                      Paid Time Off and Employee Benefits.   During his Employment, Executive shall be eligible for paid time off in accordance with the Company’s paid time off policy, as it may be amended from time to time, with a minimum of 20 paid time off days per year (accruing for each year on the first day of such year), plus three floating holidays, and any United States Company- wide holidays; provided, however, Executive shall not be entitled to carry over any paid time off days from year to year.  During his Employment, Executive shall be eligible (i) to participate in the employee benefit plans maintained by the Company, subject in each case to the terms and conditions of the plan in question, and (ii) for those additional benefits described in the Fringe Benefits Summary letter from the Company to Executive, dated November 16, 2017 (the “Fringe Benefits Letter”).  To the extent the benefits described in the Fringe Benefits Letter are taxable to Executive, Executive shall receive a full tax gross-up payment from the Company with respect to such taxable benefit.

4.                                      Business Expenses.  During his Employment, Executive shall be authorized to incur necessary and reasonable travel, entertainment and other business expenses in connection with his duties hereunder.  Notwithstanding anything to the contrary herein, except to the extent any expense or reimbursement provided pursuant to this Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Code, (a) the amount of expenses eligible for reimbursement provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (b) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (c) the right to payment or reimbursement hereunder may not be liquidated or exchanged for any other benefit.

5.                                      Term of Employment.

(a)                                 Employment Term.  The Company hereby employs Executive to render services to the Company in the position and with the duties and responsibilities described in Section 1 for the period commencing on the Commencement Date and ending upon the earlier of (i) the date of Executive’s resignation from the Company or (ii) the date Executive’s Employment is terminated in accordance with Section 5(b) (the “Term”).

(b)                                 Termination of Employment.  The Company may terminate Executive’s Employment at any time and for any reason (or no reason), and with or without Cause, by giving Executive 30 days’ advance notice in writing. The Company may terminate the Executive’s employment for Cause only upon written notice to the Executive setting forth in reasonable detail the nature of the circumstances giving rise to Cause (the “Cause Notice”).  Executive may terminate his Employment by giving the Company 30 days’ advance notice in writing. The Company shall have the right at any time during such 30-day period, to relieve Executive of his offices, duties and responsibilities and place him on a paid leave-of-absence status, provided that during such notice period, Executive shall remain a full- time employee of the Company and shall continue to receive his then current salary compensation and other benefits as provided in this Agreement.

Executive’s Employment shall terminate automatically in the event of his death. The termination of Executive’s Employment shall not limit or otherwise affect his obligations under Section 7.

The Company may not amend the Cause Notice at any time prior to the Executive’s termination to add any additional allegations of “Cause”. In addition, If a court of competent jurisdiction later determines that the reason(s) set forth by the Company in the Cause Notice are improper or otherwise do not meet the definition of Cause set forth in this Section (the “Improper Cause Determination”), the damages to which Executive will be entitled shall be equal to at least the greater of (i) the damages flowing from the Improper Cause Determination, including, but not limited to, attorneys’ fees, costs, expenses, and prejudgment interest, or (ii) the amounts that would have been paid to Executive had Executive been terminated by the Company without Cause, plus attorneys’ fees, costs, expenses, and prejudgment interest ((i) and (ii) the “Minimum Damages Amount”).

(c)                                  Rights Upon Termination. Upon Executive’s termination of Employment for any reason, Executive shall be entitled to the compensation, benefits and reimbursements described in Sections 1, 2, 3, and 4 for the period preceding the effective date of such termination or otherwise accrued before such termination, including, but not limited to, any accrued, but unpaid bonus for the year preceding the year in which Executive is subject to an Involuntary Termination or termination due to death or disability.   Upon the termination of Executive’s Employment under certain circumstances, Executive may be entitled to additional severance pay benefits described in Sections 5(d), 5(e), and 6.  The payments under this Agreement shall fully discharge all responsibilities of the Company to Executive.  This Agreement shall terminate when all obligations of the parties hereunder have been satisfied.

(d)                                 Rights Upon Death. If Executive’s Employment ends due to death, (A) Executive’s estate shall be entitled to receive an amount equal to his target bonus for the fiscal year in which his death occurred (or, if greater, the bonus amount determined based on the applicable factors and actual performance for such fiscal year), (B) all stock options, shares of restricted stock (other than performance-related restricted stock), and other time-based equity awards granted by the Company and held by Executive at the time of his death (other than the Challenge Grant) shall accelerate and be fully vested, and (C) a pro rata portion of the Challenge Grant equal to 1 million shares times a fraction the numerator of which is the number of complete calendar months that have elapsed between the Commencement Date and the date Executive’s employment ends due to death, and the denominator of which is 36 shall accelerate and be fully vested.  All amounts under this Section 5(d) shall be paid no later than the date all regular employees are paid their bonuses, but in no event later than March 15th of the year following the year during which the Executive’s Employment ends due to death.

(e)                                  Rights Upon Permanent Disability.  If Executive’s Employment ends due to Permanent Disability and a Separation occurs, (I) Executive shall be entitled to receive (i) an amount equal to his Target Bonus for the fiscal year in which his Employment ended (or, if reasonably ascertainable and greater, the bonus amount determined based on the applicable factors and actual performance for such fiscal year), prorated based on the number of days he was employed by the Company during that fiscal year, and (ii) a lump sum amount equal to the product of (A) 24 and (B) the monthly amount the Company was paying on behalf of Executive and his eligible dependents with respect to the Company’s health insurance plans in which Executive and his eligible dependents were participants as of the date of Separation, and (II) (i) all stock options, shares of restricted stock (other than performance-related restricted stock) and other time-based equity awards granted by the Company and held by Executive (other than the Challenge Grant) shall accelerate and be fully vested as of the date of Executive’s Separation, and (ii) a pro rata portion of the Challenge Grant equal to 1 million shares times a fraction the numerator of which is the number of complete calendar months that have elapsed between the Commencement Date and the date Executive’s employment ends due to Disability, and the denominator of which is 36 shall accelerate and be fully vested. The amounts payable under this Section 5(e) shall be paid no later 50 days after Executive’s Separation, subject to Section 6(d).

6.                                      Termination Benefits.

(a)                                 Preconditions.  Any other provision of this Agreement notwithstanding, Subsections (b) and (c) below shall not apply unless Executive:

(i)                                     Has executed (or, with respect to Section 5(d), the executor or his estate has executed) a general release of all claims Executive (or his executor or estate) may have against the Company or persons affiliated with the Company (substantially in the form attached hereto as Exhibit A) (the “Release”);

(ii)                                  Complies with Executive’s obligations under Section 7 of this Agreement;

(iii)                               Has returned all property of the Company in Executive’s possession; and

(iv)                              If requested by the Board, has resigned as a member of the Board and as a member of the boards of directors of all subsidiaries of the Company, to the extent applicable.

Executive must execute and return the Release within the period of time set forth in the Release (the “Release Deadline”).  The Release Deadline will in no event be later than 50 days after Executive’s Separation. If Executive fails to return the Release on or before the Release Deadline or if Executive revokes the Release, then Executive will not be entitled to the benefits described in this Section 6.

(b)                                 Severance Pay in the Absence of a Change in Control.  If, during the Term and not at a time described in subsection (c) below, Executive is subject to an Involuntary Termination, then the Company shall pay Executive a lump sum severance payment equal to (i) two times (A) his Base Salary in effect at the time of the termination of Employment plus, (B) his average annual bonus based on the actual amounts received in the immediately preceding two years, (ii) the product of (A) 24 and (B) the monthly amount the Company was paying on behalf of Executive and his eligible dependents with respect to the Company’s health insurance plans in which Executive and his eligible dependents were participants as of the date of Separation, and (iii) all stock options, shares of restricted stock, and other equity awards granted by the Company and held by Executive at the time of the Involuntary Termination shall be credited with an additional 12 months of vesting service as of the date of the Involuntary Termination; except that if the Involuntary Termination occurs prior to the third anniversary of the date of the Challenge Grant, then the number of Stock Options of the Challenge Grant which vest shall equal to the product of (i) the number of Stock Options of the Challenge Grant originally granted and (ii) a fraction equal to (A) the number of complete calendar months that have elapsed since the Commencement Date through the date of the Involuntary Termination and (B) 36.  Acceleration of performance vested restricted stock shall be determined based on the actual achievement of pro-rated performance goals through the date of Involuntary Termination.  In the event that Executive is subject to an Involuntary Termination under this Subsection (b) within two years after commencement of employment with the Company, then in lieu of using the average bonus received in the immediately preceding two years for the above calculation, such calculation shall use his Target Bonus in the year of termination if such termination under this Subsection (b) occurs in the first year of employment with the Company and the actual bonus Executive received during the first year of employment with the Company if such termination under this Subsection (b) occurs in the second year of employment with the Company.  However, the amount of the severance payment under this Subsection (b) shall be reduced by the amount of any severance pay or pay in lieu of notice that Executive receives from the Company under a federal or state statute (including, without limitation, the Worker Adjustment and Retraining Notification Act).

(c)                                  Severance Pay in Connection with a Change in Control.  If, during the Term and within (i) 120 days prior to or (ii) 24 months following a Change in Control, Executive is subject to an Involuntary Termination, then (i) the Company shall pay Executive a lump sum severance payment equal to (x) 2.99 times his Base Salary in effect at the time of the termination of Employment plus two times Executive’s average bonus received in the immediately preceding two years, and (y) a lump sum amount equal to the product of (A) 24 and (B) the monthly amount the Company was paying on behalf of Executive and his eligible dependents with respect to the Company’s health insurance plans in which Executive and his eligible dependents were participants as of the date of Separation, and (ii) all stock options, shares of restricted stock (other than performance-related restricted stock that is tied to performance after the Change in Control), and other equity awards granted by the Company and held by Executive shall accelerate and be fully vested as of the date of the Involuntary Termination.  In the event that Executive is subject to an Involuntary Termination under this Subsection (c) within two years after commencement of employment with the Company, then in lieu of using the average bonus received in the immediately preceding two years for the above calculation, such calculation shall use his Target Bonus in the year of the Involuntary Termination if such termination under this Subsection (c) occurs in the first year of employment with the Company and the actual bonus Executive received during the first year of employment with the Company if such termination under this Subsection (c) occurs in the second year of employment with the Company.  However, the amount of the severance payment under this Subsection (c) shall be reduced by the amount of any severance pay or pay in lieu of notice that Executive receives from the Company under a federal or state statute (including, without limitation, the Worker Adjustment and Retraining Notification Act).

(d)                                 Commencement of Severance Payments.  Payment of the severance pay provided for under this Agreement will be made no later than the first regularly scheduled payroll date that occurs no later than the 50th day after the date of the Executive’s Separation, but only if Executive has complied with the release and other preconditions set forth in Subsection (a) (to the extent applicable). However, if the 50-day period described in Section 6(a) spans two calendar years, then the payment will be made on the first payroll date in the second calendar year following expiration of the applicable revocation period. In the event that Executive experiences an Involuntary Termination immediately at or after a Change in Control, the Company shall work with the surviving company to ensure that any payments due to Executive under subsection (c) above be paid by the surviving Company following the closing of the Change in Control. In addition, if at any time a Good Reason arises after the Change in Control and severance is due to Executive under subsection (c), the Company shall work with the surviving company to insure that any such payments due to Executive are paid promptly after such Good Reason arises.

(e)                                  Section 409A.   This Agreement shall be construed consistently with the intent that all payments hereunder shall be exempt from the requirements of Section 409A of the Code by reason of the “short-term” deferral exemption or a different exemption, and, if not possible with respect to any payment, then the intent shall be that such payment shall comply with the requirements of Section 409A of the Code. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.  If the Company determines that Executive is a “specified employee” under Section 409A(a)(2)(B)(i) of the Code at the time of his Separation, then (i) payment of any “nonqualified deferred compensation” (within the meaning of Section 409A) that is payable to Executive upon Separation shall be delayed until the first business day following (A) expiration of the six-month period measured from Executive’s Separation, or (B) the date of Executive’s death, and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when such payments commence.

(f) If Executive’s employment terminates for any reason entitling Executive to receive separation payments and/or benefits under this Section 6, then in no event shall Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to Executive under this Section, and such amount shall not be reduced regardless of whether Executive obtains other employment or becomes self-employed.

7.                                      Protective Covenants.

(a)                                 Non—Competition.  As one of the Company’s executive and management personnel and officer, Executive has acquired extensive and valuable knowledge and confidential information concerning the business of the Company, including certain trade secrets the Company wishes to protect. Executive further acknowledges that during his employment he will have access to and knowledge of Proprietary Information. To protect the Company’s Proprietary Information, and in consideration of this Agreement, Executive agrees that during his employment with the Company and for a period of twelve (12) months after the termination of Executive’s employment with the Company for any reason, whether under this Agreement or otherwise (the “Restricted Period”), he will not without the Company’s approval (which shall not be unreasonably withheld), directly or indirectly engage in (whether as an employee, consultant, proprietor, partner, director or otherwise), have any ownership interest in, or participate in the financing, operation, management or control of, any person, firm, corporation or business that engages in a Restricted Business in a Restricted Territory.  It is agreed that ownership of (i) no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation or (ii) any stock he presently owns shall not constitute a violation of this Section.

(b)                                 Non-Solicitation and Non-Servicing.   During his employment with the Company and continuing for a period of twelve (12) months after termination of Executive’s employment with the Company for any reason, whether under this Agreement or otherwise, Executive shall not directly or indirectly, personally or through others,

(i)                              attempt in any manner to solicit, persuade or induce any Client of the Company to terminate, reduce or refrain from renewing or extending its contractual or other relationship with the Company in regard to the purchase or licensing of products or services manufactured, marketed, licensed or sold by the Company, or to become a Client of or enter into any contractual or other relationship with Executive or any other individual, person or entity in regard to the purchase or license of products or services similar or identical to those manufactured, marketed or sold by the Company; or

(ii)                           attempt in any manner to solicit, persuade or induce any individual, person or entity which is, or at any time during Executive’s employment with the Company was, a supplier of any product or service to the Company or vendor of the Company (whether as a distributor, agent, employee or otherwise) to terminate, reduce or refrain from renewing or extending his, her or its contractual or other relationship with the Company; provided, however, this subparagraph (ii) shall not apply with respect to (I) during the first six (6) months after Executive’s Separation, up to two service providers of the Company who report in to Executive’s organization, were recruited by Executive and had worked with Executive in prior employment, plus Executive’s administrative assistant, and (II) during the next six (6) month period thereafter, up to two service providers of the Company who report in to Executive’s organization, were recruited by Executive and had worked with Executive in prior employment; or

(iii)                        render to or for any Client any services of the type rendered by the Company; or

(iv)                       subject to the exceptions in subparagraph (ii) above, employ as an employee or retain as a consultant any person who is then, or at any time during the preceding twelve months was, an employee of or consultant to the Company (unless the Company had terminated the employment or engagement of such employee or exclusive consultant prior to the time of the alleged prohibited conduct), or persuade, induce or attempt to persuade any employee of or consultant to the Company to leave the employ of the Company or to breach any service arrangement with the Company.

(c)                                  Non-Disclosure.   Executive has entered into a Proprietary Information and Inventions Agreement with the Company, which is incorporated herein by reference.

(d)                                 Reasonable.    Executive agrees and acknowledges that the time limitation on the restrictions in this Section 7, combined with the geographic scope, is reasonable.  Executive also acknowledges and agrees that this provision is reasonably necessary for the protection of Proprietary Information, that through his Employment he shall receive adequate consideration for any loss of opportunity associated with the provisions herein, and that these provisions provide a reasonable way of protecting the Company’s business value which will be imparted to him. If any restriction set forth in this Section 7 is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

8.                                      Successors.

(a)                                 Company’s Successors.  This Agreement shall be binding upon any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets.  For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which becomes bound by this Agreement.

(b)                                 Employee’s Successors. This Agreement and all rights of Executive hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

9.                                      Taxes.

(a)                                 Withholding Taxes.   All payments made under this Agreement shall be subject to reduction to reflect applicable withholding and payroll taxes or other deductions required to be withheld by law.

(b)                                 Tax Advice.   Executive is encouraged to obtain his own tax advice regarding his compensation from the Company.  Executive agrees that the Company does not have a duty to design its compensation policies in a manner that minimizes Executive’s tax liabilities, and Executive shall not make any claim against the Company or the Board related to tax liabilities arising from Executive’s compensation.

(c)                                  Parachute Taxes.  Notwithstanding anything in this Agreement to the contrary, if it shall be determined that any payment or distribution by the Company to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (“Total Payments”) to be made to Executive would otherwise exceed the amount (the “Safe Harbor Amount”) that could be received by Executive without the imposition of an excise tax under Section 4999 of Code, then the Total Payments shall be reduced to the Safe Harbor Amount if (and only if) the Safe Harbor Amount (net of applicable taxes) is greater than the net amount payable to Executive after taking into account any excise tax imposed under section 4999 of the Code on the Total Payments.  All determinations to be made under this subparagraph (c) shall be made by a public accounting firm selected by the Company before the date of the Change in Control (the “Accounting Firm”).  In determining whether such Benefit Limit is exceeded, the Accounting Firm shall make a reasonable determination of the value to be assigned to the restrictive covenants in effect for Executive pursuant to Section 7 of this Agreement, and the amount of his potential parachute payment under Section 280G of the Code shall be reduced by the value of those restrictive covenants and all other permissible adjustments to the extent consistent with Section 280G of the Code and the regulations thereunder. To the extent a reduction to the Total Payments is required to be made in accordance with this subparagraph (c), such reduction and/or cancellation of acceleration of equity awards shall occur in the order that provides the maximum economic benefit to Executive. In the event that acceleration of equity awards is to be reduced, such acceleration of vesting also shall be canceled in the order that provides the maximum economic benefit to Executive.  Notwithstanding the foregoing, any reduction shall be made in a manner consistent with the requirements of section 409A of the Code and where two economically equivalent amounts are subject to reduction but payable at different times, such amounts shall be reduced on a pro rata basis but not below zero.  All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this subparagraph (c) shall be borne solely by the Company.

10.                               Definitions.

(a)                                 Cause.  For all purposes under this Agreement, “Cause” shall mean:

(i)                                     An intentional and unauthorized use or disclosure by Executive of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(ii)                                  A material breach by Executive of any material agreement between Executive and the Company;

(iii)                               A material failure by Executive to comply with the Company’s written policies or rules which causes material harm to the Company;

(iv)                              Executive’s conviction of, indictment for, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State thereof;

(v)                                 Executive’s gross negligence or willful misconduct which causes material harm to the Company;

(vi)                              A continued failure by Executive to perform reasonably assigned duties after receiving written notification of such failure from the Board (other than by reason of Executive’s physical or mental illness, incapacity or disability); or

(vii)                           A failure by Executive to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested in writing Executive’s cooperation, and Executive has not cooperated in good faith within 5 business days.

With respect to subparagraphs (ii), (iii), (v), or (vi), the Company shall not have the right to terminate Executive for Cause if Executive cures the breach or failure within 30 days of the Company’s written notice to Executive of such breach or failure.

(b)                                 Change in Control.  For all purposes under this Agreement, “Change in Control” shall mean the occurrence of:

(i)                                     The acquisition, by a person or persons acting as a group, of the Company’s stock that, together with other stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the Company;

(ii)                                  The acquisition, during a 12-month period ending on the date of the most recent acquisition, by a person or persons acting as a group, of 30% or more of the total voting power of the Company;

(iii)                               The replacement of a majority of the members of the Board, during any 12-month period, by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of such appointment or election; or

(iv)                              The acquisition, during a 12-month period ending on the date of the most recent acquisition, by a person or persons acting as a group, of the Company’s assets having a total gross fair market value (determined without regard to any liabilities associated with such assets) of 80% or more of the total gross fair market value of all of the assets of the Company (determined without regard to any liabilities associated with such assets) immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur unless such transaction also qualifies as an event under Treas. Reg. §1.409A-3(i)(5)(v) (change in the ownership of a corporation), Treas. Reg. §1.409A-3(i)(5)(vi) (change in the effective control of a corporation), or Treas. Reg. §1.409A-3(i)(5)(vii) (change in the ownership of a substantial portion of a corporation’s assets).

(c)                                  Client.  For all purposes under this Agreement, “Client” shall mean (i) anyone who is a client of the Company as of, or at any time during the one-year period immediately preceding, the termination of Executive’s employment, but only if Executive had a direct relationship with, supervisory responsibility for or otherwise were involved with such client during Executive’s employment with the Company and (ii) any prospective client to whom the Company made a new business presentation (or similar offering of services) at any time during the one-year period immediately preceding, or six-month period immediately following, Executive’s employment termination (but only if initial discussions between the Company and such prospective client relating to the rendering of services occurred prior to the termination date, and only if Executive participated in or supervised such presentation and/or its preparation or the discussions leading up to it).

(d)                                 Code.  For all purposes under this Agreement, “Code” shall mean the Internal Revenue Code of 1986, as amended.

(e)                                  Company. For all purposes under this Agreement, “Company” shall include Synchronoss Technologies, Inc. and all of its subsidiaries and affiliates.

(f)                                   Good Reason.  For all purposes under this Agreement, “Good Reason” shall mean:

(i)                                     material diminution in Executive’s authorities, duties or responsibilities;

(ii)                                  relocation of Executive’s principal workplace that results in an increase to Executive’s commute by more than 50 miles;

(iii)                               a material reduction in the kind or level of incentive compensation or employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall compensation and benefits package is materially reduced, unless such reduction occurs solely as a result of a reduction in the kind or level of employee benefits of employees that applies for all employees of the Company or

(iv)                              a material breach by the Company of this Agreement.

A condition shall not be considered “Good Reason” unless Executive gives the Company written notice of such condition within 90 days after Executive has knowledge of such condition and the Company fails to remedy such condition (or in the case of (iv), remedy such breach) within 30 days after receiving Executive’s written notice. In addition, Executive’s resignation must occur no later than 12 months after Executive has knowledge of such condition.

(g)                                  Involuntary Termination.   For all purposes under this Agreement, “Involuntary Termination” shall mean either (i) the Company terminates Executive’s Employment with the Company for a reason other than death, Cause or Permanent Disability and a Separation occurs, or (ii) Executive resigns his Employment for Good Reason and a Separation occurs.

(h)                                 Permanent Disability.  For all purposes under this Agreement, “Permanent Disability” shall mean, in the reasonable determination by the Compensation Committee, Executive’s inability to perform the essential functions of Executive’s position, with or without reasonable accommodation, for a period of at least 180 consecutive days because of a physical or mental impairment.

(i)                                     Proprietary Information.   For all purposes under this Agreement, “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company.  By way of illustration but not limitation, Proprietary Information includes (i) trade secrets, inventions, mask works, ideas, processes, formulas, source and object codes, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques; and (ii) information regarding plans for research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers; and (iii) information regarding the skills and compensation of other employees of the Company.

(j)                                    Restricted Business.  For all purposes under this Agreement, “Restricted Business” shall mean the design, development, marketing or sales of software, or any other process, system, product, or service marketed, sold or under development by the Company (and as of the date of Executive’s termination of employment, is expected to reach market before the end of the Restricted Period) at the time Executive’s employment with the Company ends, whether during or after the Term.

(k)                                 Restricted Territory. For all purposes under this Agreement, “Restricted Territory” shall mean any state, county, or locality in the United States or around the world in which the Company conducts business.

(l)                                     Separation.  For all purposes under this Employment Agreement, “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

(m)                             Solicit.  For all purposes under this Agreement, “solicit” shall mean (i) active solicitation of any Client or Company employee (but not general marketing of a product, service or open position not targeted at such employee); (ii) the provision of information regarding any Client or Company employee to any third party where such information could be useful to such third party in attempting to obtain business from such Client or attempting to hire any such Company employee; (iii) participation in any meetings, discussions, or other communications with any third party regarding any Client or Company employee where the purpose or effect of such meeting, discussion or communication is to obtain business from such Client or employ such Company employee; and (iv) any other passive use of information about any Client or Company employee which has the purpose or effect of assisting a third party or causing harm to the business of the Company.

11.                               Miscellaneous Provisions.

(a)                                 Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered, when delivered by FedEx with delivery charges prepaid, or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of Executive, mailed notices shall be addressed to him at the home address that he most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b)                                 Modifications and Waivers.  No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by Executive and by an authorized officer of the Company (other than Executive).  No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c)                                  Whole Agreement.  This Agreement, the Fringe Benefits Letter, and the Proprietary

Information and Inventions Agreement supersede and replace any prior agreements, representations or understandings (whether oral or written and whether express or implied) between Executive and the Company and constitute the complete agreement between Executive and the Company regarding the subject matter set forth herein; provided that nothing in this Agreement shall supersede an express promise made by the Company in Executive’s offer letter.

(d)                                 Choice of Law and Severability. This Agreement shall be interpreted in accordance with the laws of the State of New Jersey (except their provisions governing the choice of law).  If any provision of this Agreement becomes or is deemed invalid, illegal or unenforceable in any applicable jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the minimum extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect.  If any provision of this Agreement is rendered illegal by any present or future statute, law, ordinance or regulation (collectively the “Law”), then such provision shall be curtailed or limited only to the minimum extent necessary to bring such provision into compliance with the Law.  All the other terms and provisions of this Agreement shall continue in full force and effect without impairment or limitation.

(e)                                  No Assignment.  This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time.  The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.

(f)                                   Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g)                                  Survival. The rights and obligations of the parties under the provisions of this Agreement (including without limitation Section 7) shall survive, and remain binding and enforceable, notwithstanding the termination of this Agreement, the termination of Executive’s Employment hereunder or otherwise, to the extent necessary to preserve the intended benefits of such provision.

(h)                                 Attorneys’ Fees.  If Executive’s employment is terminated for any reason, the Company shall reimburse Executive’s attorneys’ fees incurred in connection with the negotiation and preparation of any separation and release agreement up to a maximum of $20,000.00.  The Company shall also reimburse Executive’s attorneys’ fees incurred in connection with the negotiation and preparation of this Agreement up to a maximum of $20,000.00.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

/s/ Glenn Lurie
Glenn Lurie

SYNCHRONOSS TECHNOLOGIES, INC.

By	/s/ Stephen G. Waldis
Stephen G. Waldis
Chief Executive Officer